Exhibit 99.1

Kindred Biosciences Announces First Quarter 2014 Financial Results and Completion of Enrollment in CereKin Pivotal Study
San Francisco, CA (May 12, 2014) Kindred Biosciences, Inc. (NASDAQ: KIN) today announced financial results for the quarter ended March 31, 2014. In addition, Kindred Bio announced that it has completed enrollment in KB010, its pivotal study for CereKinTM (diacerein).
“Kindred Bio is making rapid progress in developing our small molecule and biologics portfolios,” stated Richard Chin, M.D., President and Chief Executive Officer of Kindred Bio. “The completion of enrollment in the CereKin pivotal study on schedule and on budget is a strong validation of our business model and a testament to the quality and dedication of our team. We are pleased that we are on track to meet our target of $3 million to $5 million and 3 to 5 years per molecule. With the additional financial resources from our successful follow-on offering in April of this year, we will continue to accelerate our development programs and to pursue potential acquisition opportunities. We also look forward to announcing topline results from multiple pivotal programs this year.”
Recent Business Highlights

•
Completion of enrollment in the CereKin pivotal study. This multicenter pivotal field study of dogs with osteoarthritis has been fully enrolled on schedule. Kindred Bio anticipates filing all sections of the CereKin NADA in 2014, starting in mid-year.

•
Initiation of AtoKinTM (fexofenadine) pivotal study. This multicenter pivotal field study of dogs with atopic dermatitis was initiated in February. Filing all sections of the AtoKin NADA is expected to take place in 2014.

•
Initiation of SentiKinTM (flupirtine) pivotal study. This multicenter pivotal field study of dogs undergoing surgery was initiated in March. Filing all sections of the SentiKin NADA is expected to take place in 2014.

•
Addition of Chief Commercial Officer. Blake Hawley, D.V.M., has joined Kindred Bio as CCO. He comes from Hill’s Pet Nutrition, where he had an outstanding track record in numerous positions with P&L responsibility.

•	Advancement of the biologics programs. The biologics programs are on track and progressing rapidly, including CTLA4-Ig, TNFR-Ig, anti-IgE, feline erythropoietin, and immune checkpoint inhibitors.

•	Collaboration with X-Body. Kindred Bio entered into a collaboration with X-Body to use X-Body’s antibody technology to produce fully canine/equine/feline antibodies, including bispecific antibodies.

•	Strengthened Balance Sheet. The Company completed a follow-on public offering in April, raising approximately $58.1 million in net proceeds.
First Quarter Financial Results
Research and development expense for the first quarter of 2014 was $4.5 million, as compared to $141,000 for the comparable quarter in 2013, including stock-based compensation of $328,000 and $33,000 in the respective periods. Research and development expense was higher due to a significant increase in activity related primarily to the CereKin, AtoKin and SentiKin programs.
General and administrative expense for the first quarter of 2014 increased to $1.7 million, as compared to $83,000 for the comparable quarter in 2013, including $749,000 and $6,000, respectively, related to stock-based compensation. General and administrative expense in the first quarter of 2014 related primarily to additional financing activities, salaries, professional and consulting fees for legal, accounting and tax services, costs of being a public company and other general business services.
For the quarter ended March 31, 2014, the Company incurred a net loss of $6.2 million, or $0.38 per basic and diluted share compared to a net loss of $224,000 for the quarter ended March 31, 2013, or $0.07 per basic and diluted share. The net loss for the quarters ended March 31, 2014 and 2013 includes charges of $1.1 million and $39,000, respectively, related to stock-based compensation expense.
The Company’s cash, cash equivalents and short-term investments of $60.5 million at March, 31, 2014, plus the $58.1 million we raised in a follow-on public offering in early April 2014 is approximately $118.6 million. For the full year 2014 the Company expects operating expenses to be in the range of $25 million to $35 million, excluding the impact of stock-based compensation expense and the impact of acquisitions. The Company expects stock-based compensation expense for 2014 to be in the range of $4.0 million to $4.5 million.

Exhibit 99.1

Research and development expense is anticipated to increase for the foreseeable future as the Company continues to increase headcount, commence pivotal studies and further develop its small molecule compounds and biologics development programs. Due to the inherently unpredictable nature of its development, the Company cannot reasonably estimate or predict the nature, specific timing or estimated costs of the efforts that will be necessary to complete the development of its product candidates.
The Company expects general and administrative expense to increase in the following quarters as it executes plans to commercialize its product candidates, build its corporate infrastructure and incur costs associated with being a public company.

Webcast and Conference Call
Kindred Bio will host a conference call on May 12, 2014 at 4:30 p.m. Eastern Time. Interested parties may access the call by dialing toll-free (855) 433-0927 from the US, or (484) 756-4262 internationally, and using conference ID 42432438. The call will also be webcast at http://www.media-server.com/m/p/uhcedvsr.
A replay will also be available at that link for 90 days.
About Kindred Biosciences
Kindred Biosciences is a development stage biopharmaceutical company focused on saving and improving the lives of pets. Its mission is to bring to pets the same kinds of safe and effective medicines that human family members enjoy. The Company’s strategy is to identify compounds and targets that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these validated compounds and targets for dogs, cats and horses. The Company’s lead product candidates are CereKin™ (diacerein) for the treatment of osteoarthritis pain and inflammation in dogs, AtoKin™ (fexofenadine) for the treatment of atopic dermatitis in dogs, and SentiKin™ (flupirtine) for the treatment of post-operative pain in dogs.
Forward-Looking Statements
Forward-looking statements in this news release involve inherent risks and uncertainties, and a number of important factors could cause actual results to differ materially from those contained in such forward-looking statements. These factors include, but are not limited to, uncertainties inherent in animal drug development and the regulatory review process and other risks described in the Company's Annual Report on Form 10-K filed on March 14, 2014 with the Securities and Exchange Commission, and as amended. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this news release.
Contact
Denise Bevers
Kindred Bio
denise.bevers@kindredbio.com
(650) 701-7909

Exhibit 99.1

Kindred Biosciences, Inc.
(A Development Stage Company)
Condensed Balance Sheets
(In thousands, except share and per share amounts)

	March 31, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$36,513	$65,329
Short-term investments	24,015	—
Prepaid expenses and other	565	148
Total current assets	61,093	65,477
Property and equipment, net	27	12
Total assets	$61,120	$65,489

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,671	$689
Accrued liabilities	958	1,521
Total liabilities	2,629	2,210
Stockholders' equity:
Common stock	2	2
Additional paid-in capital	68,990	67,610
Deficit accumulated during the development stage	(10,501)	(4,333)
Total stockholders' equity	58,491	63,279
Total liabilities and stockholders' equity	$61,120	$65,489

Exhibit 99.1

Kindred Biosciences, Inc.
(A Development Stage Company)
Condensed Statements of Operations and Comprehensive Loss
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,		Cumulative Period From September 25, 2012 (Inception) Through March 31,
	2014	2013	2014
Operating expenses:
Research and development	$4,498	$141	$7,713
General and administrative	1,679	83	2,803
Total operating expenses	6,177	224	10,516
Loss from operations	(6,177)	(224)	(10,516)
Interest income	9	—	15
Net loss and comprehensive loss	$(6,168)	$(224)	$(10,501)
Net loss per share attributable to common stockholders, basic and diluted	$(0.38)	$(0.07)
Weighted-average common shares outstanding, basic and diluted	16,222	3,000

4